EXHIBIT 99.50
Diodes Incorporated
FOR IMMEDIATE RELEASE

Diodes Incorporated Introduces Matched Transistor Arrays Reduces board space and device cost, while providing greater design flexibility

Westlake  Village,  California,  June 18,  2002 - Diodes  Incorporated  (Nasdaq:
DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, primarily to the communications, computing, industrial, consumer electronics and automotive markets, announced today that it has introduced matched dual transistors in compact surface mount packages.

Typical end products that will benefit from these new devices include audio applications such as microphone pre-amplifiers, networking and computing applications used in DC/DC converter designs, and consumer applications used as a current source to power LEDs on hands-free telephone headsets. Other end product applications include computer and peripheral, telecommunications, test and industrial automation.

The two new matched transistor array series offer circuit designers the convenience of designing low-cost, precision current mirrors and differential amplifiers that are difficult to find from other manufacturers. These arrays can also be used to generate the correct base voltage for the required collector current, guaranteeing automatic temperature compensation, important for applications where the transistor operating point must remain independent of temperature. Each series is offered in both NPN and PNP polarities.

"These new compact surface mount devices give circuit designers greater flexibility at a lower cost than traditional design approaches typically used to create a current source or differential amplifier," said Mark King, VP of Sales and Marketing at Diodes Incorporated. "As our focus on differentiated products increases, we have concentrated on providing smaller, more functional components, allowing us to continuously meet our customers' needs."

In DC/DC converter applications use of the matched transistors in a current mirror configuration results in circuitry that can be used to provide high current sense functionality. This configuration requires only 50% of the PCB (Printed Circuit Board) area, and costs approximately two-thirds less than the traditional transformer design approach.

The first series, part numbers DMMT3904W and DMMT3906W, is packaged in the sub-compact six-pin SOT-363 package measuring only 2.0mm by 2.0mm in size.

The second  series,  part  numbers  DMMT847B  and  DMMT857B,  is packaged in the
SOT-143   package,   and  requires  only  4-pin   connections  to  the  customer
applications.

Both series match three critical transistor characteristics (DC Current Gain, Collector-Emitter Saturation Voltage and Base Emitter Saturation Voltage) to within a 2% tolerance, with typical matching tolerances of less than 1%.

For more information, visit http://www.diodes.com or contact Diodes' customer service at 800-446-4874 or email at info@diodes.com.

About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, industrial, consumer electronics and automotive markets. The Company operates three Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai, Diodes-Taiwan (ISO-9000 certified) in Taipei, and Diodes-Hong Kong. Diodes-China's manufacturing focus is on surface-mount devices destined for wireless devices, notebook computers, pagers, PCMCIA cards and modems, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. Diodes-Hong Kong covers sales warehouse and logistics functions. The Company's 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Safe Harbor  Statement  Under the Private  Securities  Litigation  Reform Act of
1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source:  Diodes Incorporated
CONTACT:  Crocker Coulson, Partner, Coffin Communications Group;
(818) 789-0100 e-mail: crocker.coulson@coffincg.com or Carl Wertz,
Chief Financial Officer, Diodes, Inc.; (805) 446-4800
Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.